Exhibit 99.1

KIRBY CORPORATION	Contact: Sterling Adlakha
713-435-1101
FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2016 SECOND QUARTER RESULTS

●	2016 second quarter earnings per share of $0.72 compared with $1.04 in the 2015 second quarter

●	2016 third quarter earnings per share guidance of $0.50 to $0.65 compared with $1.04 earned in the 2015 third quarter

●	Full year 2016 earnings per share guidance lowered to a range of $2.40 to $2.70 compared with $2.80 to $3.20 previously and $4.11 earned in 2015

Houston, Texas (July 27, 2016) – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced net earnings attributable to Kirby for the second quarter ended June 30, 2016 of $38.9 million, or $0.72 per share, compared with $58.1 million, or $1.04 per share, for the 2015 second quarter.  Consolidated revenues for the 2016 second quarter were $441.6 million compared with $543.2 million reported for the 2015 second quarter.

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “Our results for the second quarter were largely in-line with our expectations.  In our inland marine transportation market, we benefitted from barges acquired in mid-April, as well as strong utilization levels early in the quarter.  However, these positive developments were partially offset by tank barge utilization that declined later in the quarter.  In our coastal marine transportation market, overall dynamics were similar to the first quarter, with some customers electing to source equipment on short-term, or spot, contracts, and with pricing and volume trends relatively unchanged.”

Mr. Grzebinski continued, “Within our diesel engine services segment, market conditions were similar to those we experienced during the first quarter.  In the land-based market, we received an increased number of orders for pressure pumping unit service and remanufacturing work, which could ultimately prove to be early signs of an overall market recovery.  However, we continued to experience weak demand for the sale of engines, transmissions and parts and did not receive orders for new pressure pumping units.  In our marine diesel engine markets, we experienced further deferrals of major overhaul projects in most of our marine markets and continued weakness in the Gulf of Mexico oilfield services market.”

Segment Results – Marine Transportation
Marine transportation revenues for the 2016 second quarter were $378.3 million compared with $425.1 million for the 2015 second quarter.  Operating income for the 2016 second quarter was $72.7 million compared with $97.0 million for the 2015 second quarter.

Demand for inland tank barge transportation of petrochemicals was stable, while demand for black oil, crude oil and agricultural chemicals was weaker both on a year-over-year and sequential basis.  Refined product volume increased as a result of the acquisition completed in April.  Kirby’s inland tank barge utilization was in the high-80% to low-90% range during the quarter.  Spot market pricing began to firm in April, with some carriers seeking a sequential rate increase, but the momentum did not carry-through as utilization dipped later in the quarter.  Term contract renewals also priced at lower levels relative to last year.  Operating conditions during the quarter were seasonally normal, although flooding and high currents at floodgates and river crossings along the Gulf Intracoastal Waterway did lead to some delays and periods of congestion along the Gulf Coast.

In the coastal marine transportation market, demand for the transportation of black oil and petrochemicals was stable, although an increase in the amount of equipment trading in the spot market led to increased idle time and voyage costs.  Demand for the transportation of refined products declined, primarily as a result of weak distillate and gasoline demand in the Northeast which was mainly the result of high product inventory levels.  Utilization for the coastal tank barge fleet was in the mid-80% range.  Also during the quarter, Kirby took delivery of the second newbuild 185,000 barrel coastal articulated tank barge and tugboat unit (ATB) which entered service under a long-term customer contract in mid-June.

The marine transportation segment’s 2016 second quarter operating margin was 19.2% compared with 22.8% for the second quarter of 2015.

Segment Results – Diesel Engine Services
Diesel engine services revenues for the 2016 second quarter were $63.3 million with a $2.0 million operating loss, compared with 2015 second quarter revenues of $118.1 million and operating income of $4.9 million.

The lower revenues and operating loss as compared to the second quarter of 2015 were primarily due to a lack of pressure pumping unit manufacturing and lower sales of engines, transmissions and parts in the land-based diesel engine services market.  Results in the marine diesel engine services markets additionally contributed to the decline, a result of customer deferrals of major maintenance projects and continued weakness in the Gulf of Mexico oilfield services market.  Demand in the power generation market was stable during the quarter.

The diesel engine services operating margin was (3.1)% for the 2016 second quarter compared with 4.2% for the 2015 second quarter.

Cash Generation
EBITDA of $230.3 million for the 2016 first six months contributed to Kirby’s cash flow from operations during the 2016 first six months, which compares with EBITDA of $292.9 million for the 2015 first six months.  Cash flow was used to fund capital expenditures of $111.0 million, including $3.6 million for new inland tank barge and towboat construction, $53.9 million for progress payments on the construction of three new coastal ATBs, two 4900 horsepower coastal tugboats and a 35,000 barrel coastal petrochemical tank barge, and $53.5 million primarily for upgrades to the existing inland and coastal fleets.  In addition to these capital expenditures, during the 2016 second quarter, $81 million was used to purchase the SEACOR inland tank barge fleet, $13.5 million was used to purchase a leased coastal tank barge from the lessor and $26.5 million was used to purchase four coastal tugboats. Total debt as of June 30, 2016 was $798.7 million and Kirby’s debt-to-capitalization ratio was 25.4%.

Outlook
Commenting on the 2016 third quarter and full year market outlook and guidance, Mr.  Grzebinski said, “Our earnings guidance for the 2016 third quarter is $0.50 to $0.65 per share compared with $1.04 per share in the 2015 third quarter.  In July we experienced utilization in the low-to-mid 80% range across our inland marine system.  Our third quarter guidance range contemplates inland marine transportation utilization in the low-to-mid 80% range for the low end and high-80% range for the high end.    In our coastal market, we expect utilization in the low-to-mid-80% range, as we continue to anticipate having more coastal equipment trade in the spot market.  In our diesel engine services markets, we expect results in the marine and power generation markets to be largely consistent with the first half of the year, including depressed market conditions in the Gulf of Mexico oilfield services market.  In our land-based diesel engine services market, we expect the challenging market conditions of this year to continue.”

Mr. Grzebinski continued, “We are lowering our full year earnings per share guidance to a range of $2.40 to $2.70 from the previous guidance range of $2.80 to $3.20 to reflect a potential continuation of the deterioration in the inland marine market seen in July.  We believe the weakness in July has been related to a confluence of several factors, including high terminal and refinery inventory levels, as well as softer utilization that is common in mid-summer as operating conditions improve.  Should the inland marine transportation market materially improve, we will update our guidance accordingly.  In our coastal market, utilization and pricing have held at levels slightly better than we expected earlier in the year, but we continue to expect headwinds related to the transition of equipment on term contracts into the spot market, which leads to lower utilization and an increase in non-revenue generating repositioning costs.  In our diesel engine services markets, at the midpoint of guidance we expect the trends from the first half of 2016 to remain largely unchanged in the second half of the year.”

Kirby expects 2016 capital spending to be unchanged in the $230 to $250 million range.  Capital spending guidance includes approximately $10 million for the construction of seven inland tank barges and one inland towboat to be delivered in 2016.  The capital spending guidance range also includes approximately $100 million in progress payments on new coastal equipment, including one 185,000 barrel coastal ATB, two 155,000 barrel coastal ATBs, two 4900 horsepower coastal tugboats, and a new coastal petrochemical tank barge.  The balance of $120 to $140 million is primarily for capital upgrades and improvements to existing inland and coastal marine equipment and facilities, as well as diesel engine services facilities.

Conference Call
A conference call is scheduled for 7:30 a.m. central time tomorrow, Thursday, July 28, 2016, to discuss the 2016 second quarter performance as well as the outlook for the 2016 third quarter and full year.  The conference call number is 888-317-6003 for domestic callers and 412-317-6061 for international callers.  The confirmation number is 3909824.  An audio playback will be available at 1:00 p.m. central time on Thursday, July 28, 2016, through 5:00 p.m. central time on Thursday, August 4, 2016, by dialing 877-344-7529 for domestic callers and 412-317-0088 for international callers.  The replay access code is 10088682.  A live audio webcast of the conference call will be available to the public and a replay available after the call by visiting Kirby’s website at http://www.kirbycorp.com/.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission.  This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization.  A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release.  This earnings press release includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days.  Comparable performance measures for the 2015 year and quarters are available at Kirby’s website, http://www.kirbycorp.com/, under the caption Performance Measurements in the Investor Relations section.

Forward-Looking Statements
Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, coastwise along all three United States coasts, and in Alaska and Hawaii.  Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge.  Kirby also operates offshore dry-bulk barge and tugboat units engaged in the offshore transportation of dry-bulk cargoes in the United States coastal trade.  Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine and power generation applications.  Kirby also distributes and services diesel engines, transmissions and pumps, and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based oilfield service and oil and gas operator and producer markets.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2016	2015	2016	2015
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$378,303	$425,053	$756,646	$844,958
Diesel engine services	63,279	118,103	143,669	285,871
	441,582	543,156	900,315	1,130,829
Costs and expenses:
Costs of sales and operating expenses	276,897	343,745	565,807	728,526
Selling, general and administrative	42,842	49,165	93,303	100,209
Taxes, other than on income	5,468	5,378	10,872	9,923
Depreciation and amortization	49,661	46,825	98,285	92,591
Gain on disposition of assets	(94)	(91)	(161)	(1,646)
	374,774	445,022	768,106	929,603
Operating income	66,808	98,134	132,209	201,226
Other income (expense)	179	(303)	314	(243)
Interest expense	(4,513)	(4,759)	(8,706)	(10,009)
Earnings before taxes on income	62,474	93,072	123,817	190,974
Provision for taxes on income	(23,365)	(34,696)	(46,224)	(71,187)
Net earnings	39,109	58,376	77,593	119,787
Less: Net earnings attributable to noncontrolling interests	(167)	(301)	(552)	(634)

Net earnings attributable to Kirby	$38,942	$58,075	$77,041	$119,153

Net earnings per share attributable to Kirby common stockholders:
Basic	$0.72	$1.04	$1.43	$2.14
Diluted	$0.72	$1.04	$1.43	$2.13
Common stock outstanding (in thousands):
Basic	53,451	55,315	53,446	55,446
Diluted	53,526	55,432	53,505	55,565

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Second Quarter		Six Months
	2016	2015	2016	2015
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$38,942	$58,075	$77,041	$119,153
Interest expense	4,513	4,759	8,706	10,009
Provision for taxes on income	23,365	34,696	46,224	71,187
Depreciation and amortization	49,661	46,825	98,285	92,591
	$116,481	$144,355	$230,256	$292,940

Capital expenditures	$60,525	$93,619	$111,048	$190,152
Acquisitions of businesses and marine equipment	$120,991	$-	$120,991	$41,250

	June 30,
	2016	2015
	(unaudited, $ in thousands)
Long-term debt, including current portion	$798,687	$803,986
Total equity	$2,350,679	$2,255,843
Debt to capitalization ratio	25.4%	26.3%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2016	2015	2016	2015
	(unaudited, $ in thousands)

Marine transportation revenues	$378,303	$425,053	$756,646	$844,958

Costs and expenses:
Costs of sales and operating expenses	228,592	251,784	455,344	500,868
Selling, general and administrative	26,600	28,660	59,297	57,393
Taxes, other than on income	4,953	4,816	9,791	8,947
Depreciation and amortization	45,432	42,782	89,693	84,470
	305,577	328,042	614,125	651,678

Operating income	$72,726	$97,011	$142,521	$193,280

Operating margins	19.2%	22.8%	18.8%	22.9%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2016	2015	2016	2015
	(unaudited, $ in thousands)

Diesel engine services revenues	$63,279	$118,103	$143,669	$285,871

Costs and expenses:
Costs of sales and operating expenses	48,305	91,961	110,463	227,658
Selling, general and administrative	13,178	17,603	28,309	37,335
Taxes, other than income	502	549	1,053	947
Depreciation and amortization	3,262	3,059	6,618	6,157
	65,247	113,172	146,443	272,097

Operating income (loss)	$(1,968)	$4,931	$(2,774)	$13,774

Operating margins	(3.1)%	4.2%	(1.9)%	4.8%

OTHER COSTS AND EXPENSES

	Second Quarter		Six Months
	2016	2015	2016	2015
	(unaudited, $ in thousands)

General corporate expenses	$4,044	$3,899	$7,699	$7,474

Gain on disposition of assets	$94	$91	$161	$1,646

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Second Quarter		Six Months
	2016	2015	2016	2015
Inland Performance Measurements:
Ton Miles (in millions) (2)	2,792	3,261	5,540	6,359
Revenue/Ton Mile (cents/tm) (3)	8.8	8.6	8.9	8.7
Towboats operated (average) (4)	241	251	241	250
Delay Days (5)	2,035	2,076	4,271	4,454
Average cost per gallon of fuel consumed	$1.35	$2.03	$1.31	$2.04

Barges (active):
Inland tank barges			901	912
Coastal tank barges			69	69
Offshore dry-cargo barges			6	6
Barrel capacities (in millions):
Inland tank barges			18.3	18.1
Coastal tank barges			6.1	6.0

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure.  Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization.  EBITDA is presented because of its wide acceptance as a financial indicator.  EBITDA is one of the performance measures used in Kirby’s incentive bonus plan.  EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies.  EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved.  Example:  A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(3)
Inland marine transportation revenues divided by ton miles.  Example:  Second quarter 2016 inland marine transportation revenues of $245,670,000 divided by 2,792,000,000 inland marine transportation ton miles = 8.8 cents.

(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit.  The measure includes transit delays caused by weather, lock congestion and other navigational factors.